UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 8, 2019

GTY TECHNOLOGY HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Massachusetts	001-37931	83-2860149
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1180 North Town Center Drive, Suite 100

Las Vegas, Nevada 89144

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (702) 945-2898

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	GTYH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On August 8, 2019, John J. Curran, 53, was appointed Chief Financial Officer, effective August 31, 2019, of GTY Technology Holdings Inc. (“GTY” or the “Company”). Mr. Curran has served as the Company’s Executive Vice President of Finance since July 29, 2019. Mr. Curran joins the Company from Cognex Corporation where he was most recently the Chief Financial Officer and was responsible for the Finance, Treasury, Tax, Investor Relations, Legal, and Information Technology departments from September 2016 through May 2019. Prior to Cognex, Mr. Curran spent 21 years at EMC Corporation, most recently serving as Senior Vice President and Corporate Controller. While at EMC, Mr. Curran held leadership positions in corporate and international finance, and served as Interim Chief Financial Officer of Pivotal, Inc., a $200 million subsidiary of EMC focusing on cutting-edge software development methodologies, a modern cloud platform and analytics tools.

Prior to joining EMC, Mr. Curran spent four years in the audit practice of Coopers & Lybrand, focusing on technology companies. Mr. Curran holds a Bachelor of Science degree in Accounting and an MBA from Babson College.

Subsequent to August 31, 2019, the Company’s current Chief Financial Officer, Harry L. You, will continue to serve the Company in his role as Vice Chairman.

(e) On July 29, 2019, the Company entered into a Letter Agreement (the “Offer Letter”) with John J. Curran, its current Executive Vice President of Finance and, effective August 31, 2019, its Chief Financial Officer. Pursuant to the Offer Letter, Mr. Curran receives an annual base salary of $400,000 and is eligible to receive an annual cash bonus equal of $400,000, subject to the achievement of individual and Company performance goals.

Pursuant to the Offer Letter, in the event that Mr. Curran’s employment is terminated by the Company without “cause” or Mr. Curran resigns for “good reason” (as such terms are defined in the Offer Letter), the Company shall (i) pay him an amount equal to the 50% of his then-current annual salary plus 50% of his then-current target cash bonus, in equal installments over the course of the six months after his employment is terminated and (ii) reimburse COBRA continuation payments until the earlier of six months from the termination date and the date of Mr. Curran’s eligibility for another employer’s health plan. If Mr. Curran’s termination without “cause” or resignation for “good reason” occurs within two years of a change in control of the Company within the definition of the Company’s 2019 Omnibus Incentive Plan (the “Incentive Plan”), Mr. Curran shall be entitled to receive (i) an amount equal to the sum of his annual salary plus target cash bonus, paid in substantially equal monthly installments over a twelve-month period, (ii) reimbursement for COBRA continuation payments until the earlier of 12 months from the termination date and the date of Mr. Curran’s eligibility for another employer’s health plan and (iii) full vesting of any then-unvested equity awards. Mr. Curran must execute and not revoke a release of claims as a condition to receiving severance benefits.

Further, pursuant to the Offer Letter, Mr. Curran is required to enter into a form of Fair Competition Agreement (attached as an exhibit to the Offer Letter) with the Company (the “FCA”). Pursuant to the FCA, Mr. Curran will be required to provide the Company with one-months’ notice of his resignation, disclose to the Company any business opportunities presented to him, enter into confidentiality, non-disclosure and intellectual property provisions, and non-competition, non-solicitation of customers and employees, and non-disparagement restrictions.

Pursuant to the Offer Letter, subject to the Company’s Compensation Committee approval, Mr. Curran will be granted an equity award under the Incentive Plan in the form of restricted stock units having a grant date fair value of $1,000,000, which such award will vest in equal installments on the first and second anniversaries of the grant date subject to Mr. Curran’s continued employment by the Company on the vesting dates. In addition, during calendar year 2020, Mr. Curran will be eligible to receive an equity award under the Incentive Plan in the form of restricted stock units having a grant date fair value of $4,000,000, one-quarter of which such award, by fair value, will be delivered in four substantially equal installments on the first, second, third and fourth anniversaries of the grant date, subject to Mr. Curran’s continued employment by the Company on the vesting dates. The remaining 75% of the grant date fair value will be delivered in the form of performance-based restricted stock units that will be eligible to vest based on achievement of performance criteria established by the Compensation Committee in its discretion. Other than with respect to any sale to cover tax withholdings as expressly permitted by the Incentive Plan, the shares of common stock received upon the vesting of the foregoing equity awards will be subject to certain resale restrictions.

The foregoing description of the Offer Letter and the FCA is not a complete description thereof and is qualified in its entirety by reference to the full text of the fully-executed Offer Letter, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Letter Agreement, dated July 29, 2019, by and between the Company and John J. Curran.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTY TECHNOLOGY HOLDINGS INC.

	By:	/s/ Harry L. You
Name: Harry L. You
Title: Chief Financial Officer and Vice Chairman

Dated: August 14, 2019